Mail Stop 4561

      January 17, 2006


      VIA USMAIL and FAX (212) 308-6433

Mr. Daniel Myers
Chief Executive Officer
Carsunlimited.Com, Inc.
444 Madison Avenue, 19th Floor
New York, New York 10022

      Re:	Carsunlimited.Com, Inc.
      Form 10-KSB for the year ended 12/31/2004
      Filed on 4/12/2005
      File No. 333-43748


Dear Mr. Daniel Myers:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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